Exhibit 99.1
WM Technology, Inc. Announces Notification of Delinquency with Nasdaq
IRVINE, Calif.--(BUSINESS WIRE)—April 8, 2024-- WM Technology, Inc. (“WM Technology” or the “Company”) (Nasdaq: MAPS), announced it received an expected delinquency notification letter from Nasdaq’s Listing Qualifications Department on April 2, 2024 which indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2023 (“Annual Report”). The Nasdaq listing rules require listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the "SEC"). This notification has no immediate effect on the listing of the Company’s securities on Nasdaq.
As described in the Company’s Form 12b-25 Notification of Late Filing filed on March 18, 2024, and subsequent Form 8-K filed on April 1, 2024, the delay in filing the Company’s Annual Report is due to a recent change in the Company’s executive finance leadership and corresponding delay in the preparation of the Company’s financial statements to be included in the Annual Report and the Company’s need to complete additional financial-closing procedures associated with one or more material weaknesses in internal control over financial reporting.
Nasdaq informed the Company that it must submit a plan to regain compliance (the “Plan”) within 60 calendar days, or by June 3, 2024, to address how it intends to regain compliance with the Nasdaq listing rules. If accepted, Nasdaq can grant an exception of up to 180 calendar days from the original due date of the Annual Report, or until September 30, 2024, to regain compliance. The Company will file the Form 10-K as soon as practicable and anticipates that the Form 10-K will be filed prior to the date on which the Company is required to submit the Plan, however, if the Form 10-K is not filed by such date, the Company will instead submit the Plan.
The Company will continue to work diligently to complete and file the Annual Report as soon as practicable and will take the necessary steps to regain compliance with the Nasdaq listing rules as soon as possible.
About WM Technology
Founded in 2008, WM Technology operates Weedmaps, a leading cannabis marketplace for consumers, as well as a broad set of eCommerce and compliance software solutions for cannabis businesses and brands in U.S. state-legal markets. WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide.
Over the past 15 years, the Weedmaps marketplace has become a premier destination for cannabis consumers to discover and browse cannabis-related products, access daily dispensary deals, order ahead for pick-up and delivery by participating retailers (where applicable), and learn about the plant. The Company also offers eCommerce-enablement tools designed to help cannabis retailers and brands reach consumers, create business efficiency, and manage industry-specific compliance needs.
The Company is committed to advocating for full U.S. legalization, industry-wide social equity, and continued education about the plant through key partnerships and cannabis subject matter experts.
Headquartered in Irvine, California, WM Technology supports remote and hybrid work for eligible employees. Visit us at www.weedmaps.com.

Forward-Looking Statements
This press release includes “forward-looking statements” regarding our future business expectations which involve risks and uncertainties. Forward looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to complete the filing of the Form 10-K within a specific time period and to regain compliance with Nasdaq listing standards, Nasdaq granting the Company any relief to regain compliance, and whether the Company can ultimately meet applicable Nasdaq requirements for any such relief. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements are more fully discussed in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023, and other documents subsequently filed with the SEC. The forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and its statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Investor Relations:
investors@weedmaps.com
Media Contract:
press@weedmaps.com
Source: WM Technology, Inc.